Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements of:

•                  Emergent BioSolutions Inc. (“Emergent”);

•                  PaxVax Holding Company Ltd. (prior to the completion of the acquisition but after June 30, 2018, PaxVax Global, L.P. contributed all of its subsidiaries, operations, assets and liabilities to a newly-formed entity, PaxVax Holding Company Ltd., therefore, PaxVax Global, L.P. and PaxVax Holding Company Ltd will be collectively referred to as “PaxVax”) and the historical financial information of PaxVax Global, L.P. has been used to prepare these unaudited pro forma condensed combined financial statements; and

•                  Adapt Pharma Limited (“Adapt”)

have been prepared to give effect to the acquisitions of PaxVax and Adapt by Emergent.

On October 4, 2018, Emergent completed the acquisition of PaxVax pursuant to a Plan of Merger agreement dated August 8, 2018. At the closing of the transaction, Emergent paid a cash purchase price of $270.4 million (inclusive of closing adjustments).

On October 15, 2018, Emergent completed the acquisition of Adapt, pursuant to a Share Purchase Agreement dated August 28, 2018. Emergent paid approximately $581.5 million in cash at the closing (inclusive of closing adjustments) and issued 733,309 shares of Common Stock at $60.44 per share for a total of $44.3 million (inclusive of adjustments). The $44.3 million value of the shares issued has been adjusted to a fair value of $37.7 million (see Note 6. Pro forma adjustments below). The remaining consideration payable for the acquisition consists of up to $100 million in cash based on the achievement of certain sales milestones through 2022.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 gives effect to the proposed acquisitions as if they had occurred on June 30, 2018 and combines the June 30, 2018 historical balance sheet of Emergent with the June 30, 2018 historical balance sheets of PaxVax and Adapt. The unaudited pro forma condensed combined statements of operations are presented as if the proposed acquisitions had occurred on January 1, 2017, and combines the historical results of operations of Emergent for the year ended December 31, 2017 with the historical results of operations of PaxVax and Adapt for the year ended December 31, 2017, and combines the historical results of operations for the six month period ended June 30, 2018 of Emergent with the historical results of operations of PaxVax and Adapt for the six month period ended June 30, 2018. The historical financial information is adjusted to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of Emergent, PaxVax and Adapt. The unaudited pro forma condensed combined financial statements presented below are based on, and should be read together with, the historical financial statements and accompanying notes of Emergent in its Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report for the six months ended June 30, 2018 and the historical financial statements and accompanying notes of PaxVax, which is incorporated by reference in this amended Form 8-K, along with the historical financial statements and accompanying notes of Adapt, which are included in this amended Form 8-K.

The unaudited pro forma adjustments related to the acquisitions have been prepared using the acquisition method of accounting and are based on a preliminary purchase price allocation whereby the consideration exchanged to acquire PaxVax and Adapt was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values. Actual adjustments will be based on analyses of fair values of identifiable tangible and intangible assets, in-process research and development, deferred tax assets and liabilities and estimates of the useful lives of tangible and amortizable intangible assets, which will be completed after Emergent obtains the final third-party valuation, performs its own assessments and reviews all available data. Differences between the preliminary and final purchase price allocations could have a material impact on the unaudited pro forma condensed combined financial statements and Emergent’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs that may result from the integration of PaxVax and Adapt. Although Emergent believes that certain cost savings may result from the acquisitions, there can be no assurance that these cost savings will be achieved.

The historical financial statements of Adapt have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Emergent has analyzed the financial statements of Adapt and determined the only IFRS to U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) difference is associated with stock-based compensation, which Emergent has removed via a pro forma adjustment (see Note 6. Pro forma adjustments below).

The unaudited pro forma condensed combined financial statements are based on estimates and assumptions, are presented for illustrative purposes only and are not necessarily indicative of the condensed combined financial position or results of operations in future periods or the results that actually would have been realized if the proposed acquisitions had been completed as of the dates indicated.

Emergent BioSolutions Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2018

(in millions)

	Historical	Historical	Historical
	Emergent	PaxVax	Adapt	PaxVax		Adapt		Emergent
	BioSolutions as of	as of	as of	Pro Forma	See	Pro Forma	See	Pro Forma	See	Pro Forma
	June 30, 2018	June 30, 2018	June 30, 2018	Adjustments	Note 6	Adjustments	Note 6	Adjustments	Note 7	Combined
ASSETS
Current assets:
Cash and cash equivalents	$190.2	$8.6	$82.8	$(279.0)	a	$(664.3)	t	$755.0	uu	$93.3
Restricted cash	1.0	—	—	—		—		—		1.0
Accounts receivable	189.5	7.9	17.7	—		(1.0)	u	—		214.1
Inventories, net	139.4	16.6	16.9	5.1	b	20.2	v	—		198.2
Prepaid expenses and other current assets	21.2	3.6	—	—		1.0	u	—		25.8
Total current assets	541.3	36.7	117.4	(273.9)		(644.1)		755.0		532.4

Property, plant and equipment, net	419.2	39.7	0.2	12.3	c	—		—		471.4
Restricted cash	—	72.1	—	(72.1)	d	—		—		—
In-process research and development	—	—	—	9.0	e	44.0	w	—		53.0
Intangible assets, net	111.8	2.9	42.9	126.5	f	490.1	x	—		774.2
Goodwill	49.1	—	—	76.6	g	113.3	y	—		239.0
Deferred tax assets, net	12.7	0.9	—	—		—		—		13.6
Other assets	4.8	0.7	3.9	—		2.1	z	—		11.5
Total assets	$1,138.9	$153.0	$164.4	$(121.6)		$5.4		755.0		$2,095.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41.6	$5.2	$34.4	$—		$(24.2)	aa	$—		$57.0
Accrued expenses and other current liabilities	10.5	15.3	—	(6.4)	h	48.4	aa, bb	—		67.8
Accrued compensation	29.3	—	—	6.4	h	—		—		35.7
Contingent purchase consideration, current portion	2.9	—	—	—		—		—		2.9
Long-term indebtedness, current portion	—	—	—	—		—		11.3	vv	11.3
Income tax payable, net	2.8	—	3.5	—		—		—		6.3
Deferred revenue, current portion	9.7	—	—	—		—		—		9.7
Total current liabilities	96.8	20.5	37.9	—		24.2		11.3		190.7

Convertible unsecured loans	—	16.4	—	(16.4)	i	—		—
Related party convertible notes payable	—	7.1	—	(7.1)	i	—		—
Long-term indebtedness	13.5	—	—	—		—		743.7	vv	757.2
Contingent purchase consideration, net of current portion	9.8	—	—	—		48.0	cc	—		57.8
Income taxes payable	12.5	—	—	—				—		12.5
Pension plan obligation	—	10.7	—	—				—		10.7
Deferred revenue, net of current portion	63.3	—	—	—		—		—		63.3
Other liabilities	4.6	0.2	—	—		22.0	dd	—		26.8
Total liabilities	200.5	54.9	37.9	(23.5)		94.2		755.0		1,119.0

Stockholders’ equity:
Preferred stock	—	—	—	—		—		—		—
Common stock	0.1	—	1.2	—		(1.2)	ee	—		0.1
Treasury stock	(39.6)	—	—	—		—		—		(39.6)
Additional paid-in capital	632.5	102.3	98.2	(102.3)	j	(60.5)	ee	—		670.2
Accumulated other comprehensive gain (loss)	(4.4)	(4.2)	—	4.2	j	—		—		(4.4)
Retained earnings	349.8	—	27.1	—		(27.1)	ff	—		349.8
Total stockholders’ equity	938.4	98.1	126.5	(98.1)		(88.8)		—		976.1
Total liabilities and stockholders’ equity	$1,138.9	$153.0	$164.4	$(121.6)		$5.4		755.0		$2,095.1

See notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Emergent BioSolutions Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statements of Operations

For the six months ended June 30, 2018

(in millions, except share and per share data)

	Historical
	Emergent	Historical	Historical
	BioSolutions for the	PaxVax for the	Adapt for the	PaxVax		Adapt		Emergent
	six months ended	six months ended	six months ended	Pro Forma	See	Pro Forma	See	Pro Forma	See	Pro Forma
	June 30, 2018	June 30, 2018	June 30, 2018	Adjustments	Note 6	Adjustments	Note 6	Adjustments	Note 7	Combined

Revenues:
Product sales	$255.8	$21.4	$79.7	$—		$—		$—		$356.9
Contract manufacturing	49.8	—	—	—		—		—		49.8
Contracts and grants	32.4	1.9	—	—		—		—		34.3
Total revenues	338.0	23.3	79.7	—		—		—		441.0

Operating expense:
Cost of product sales and contract manufacturing	147.2	12.1	30.5	3.5	k	17.7	gg	—		211.0
Research and development	53.8	19.7	3.5	—		—		—		77.0
Selling, general and administrative	79.7	18.7	18.8	0.2	l	(0.8)	hh	(1.3)	ww	115.3
Income (loss) from operations	57.3	(27.2)	26.9	(3.7)		(16.7)		1.3		37.7

Other income (expense):
Change in fair value of convertible unsecured loans	—	(4.3)	—	4.3	m	—		—		—
Interest income	0.5	0.7	0.2	—		—		—		1.4
Interest expense	(1.2)	—	—	—		—		(17.0)	xx	(18.2)
Other income (expense), net	(0.2)	(0.8)	(0.8)	—		—		—		(1.8)
Total other income (expense)	(0.9)	(4.4)	(0.6)	4.3		—		(17.0)		(18.6)

Income (loss) before provision for (benefit from) income taxes	56.4	(31.6)	26.3	0.6		(16.9)		(15.7)		19.1
Provision for (benefit from) income taxes	11.2	0.4	4.2	0.2	n	(3.6)	ii	(3.3)	yy	9.1
Net income (loss) from continuing operations	45.2	(32.0)	22.1	0.4		(13.3)		(12.4)		10.0
Net income attributable to noncontrolling interest	—	—	0.8	—		(0.8)	jj	—		—
Net income attributable to Emergent, PaxVax and Adapt	$45.2	$(32.0)	$22.9	$0.4		$(14.1)		$(12.4)		$10.0
Net income (loss) from discontinued operations	—	—	(1.5)	—		1.5	kk	—		—
Net income (loss)	$45.2	$(32.0)	$21.4	$0.4		$(12.6)		$(12.4)		$10.0

Earnings per share - basic	$0.91									$0.20
Earnings per share - diluted	$0.89									$0.19

Weighted-average number of shares - basic	49,738,980					733,309	ll			50,472,289
Weighted-average number of shares - diluted	51,039,195					733,309	ll			51,772,504

See notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Emergent BioSolutions Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statements of Operations

For the year ended December 31, 2017

(in millions, except share and per share data)

	Historical
	Emergent	Historical	Historical
	BioSolutions for the	PaxVax for the	Adapt for the	PaxVax		Adapt		Emergent
	year ended	year ended	year ended	Pro Forma	See	Pro Forma	See	Pro Forma	See	Pro Forma
	December 31, 2017	December 31, 2017	December 31, 2017	Adjustments	Note 6	Adjustments	Note 6	Adjustments	Note 7	Combined

Revenues:
Product sales	$421.5	$35.3	$84.4	$—		$(0.9)	mm	$—		$540.3
Contract manufacturing	68.9	—	—	—		—		—		68.9
Contracts and grants	70.4	4.2	—	—		—		—		74.6
Total revenues	560.8	39.5	84.4	—		(0.9)		—		683.8

Operating expense:
Cost of product sales and contract manufacturing	195.7	19.8	29.2	6.9	o	39.0	nn	—		290.6
Research and development	97.4	31.5	6.9	—		(2.9)	oo	—		132.9
Selling, general and administrative	143.5	31.0	30.5	0.5	p	(0.3)	pp	—		205.2
Income (loss) from operations	124.2	(42.8)	17.8	(7.4)		(36.7)		—		55.1

Other income (expense):
Change in fair value of convertible unsecured loans	—	0.6	—	(0.6)	q	—		—		—
Gain on extinguishment of royalty obligation	—	0.6	—	(0.6)	q	—		—		—
Interest income	1.8	2.0	0.2	—		—		—		4.0
Interest expense	(6.6)	—	—	—		—		(34.1)	zz	(40.7)
Other income (expense), net	(0.8)	0.8	1.1	(0.7)	r	(0.6)	qq	—		(0.2)
Total other income (expense)	(5.6)	4.0	1.3	(1.9)		(0.6)		(34.1)		(36.9)

Income (loss) before provision for (benefit from) income taxes	118.6	(38.8)	19.1	(9.3)		(37.3)		(34.1)		18.2
Provision for (benefit from) income taxes	36.0	(0.4)	1.2	(3.2)	s	(13.1)	rr	(11.9)	aaa	8.6
Net income attributable to Emergent, PaxVax and Adapt	82.6	(38.4)	17.9	(6.1)		(24.2)		(22.2)		9.6
Net income attributable to noncontrolling interest	—	—	1.8	—		(1.8)	ss	—		—
Net income (loss)	$82.6	$(38.4)	$19.7	$(6.1)		$(26.0)		$(22.2)		$9.6

Earnings per share - basic	$1.98									$0.23
Earnings per share - diluted	$1.71									$0.19

Weighted-average number of shares - basic	41,816,431					733,309	tt			42,549,740
Weighted-average number of shares - diluted	50,327,937					733,309	tt			51,061,246

See notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.  Description of transaction

Acquisition of PaxVax

On October 4, 2018, Emergent completed the acquisition of PaxVax, a company focused on developing, manufacturing, and commercializing specialty vaccines that protect against existing and emerging infectious diseases. At the closing of the transaction, Emergent paid a cash purchase price of $270.4 million (inclusive of closing adjustments), using a combination of cash-on-hand and borrowings under Emergent’s senior secured credit agreement as described in Note 5. Long-term debt below.

As part of the acquisition of PaxVax, Emergent acquired the following:

•                  Vivotif® (Typhoid Vaccine Live Oral Ty21a) (“Vivotif”), the only oral vaccine licensed by the U.S. Food and Drug Administration (“FDA”) for the prevention of typhoid fever, a potentially severe and life-threatening infection caused by the bacterium S. Typhi. Vivotif is licensed for sale in 27 countries;

•                  Vaxchora® (Cholera Vaccine Live Oral) (“Vaxchora”), the only FDA-licensed vaccine for the prevention of cholera caused by Vibrio cholerae serogroup O1, a potentially serious intestinal disease;

•                  An adenovirus 4/7 vaccine candidate being developed for military personnel under contract with the U.S. Department of Defense (“DoD”) and additional clinical-stage vaccine candidates targeting Chikungunya and other emerging infectious diseases;

•                  European-based current good manufacturing practices (“cGMP”) biologics manufacturing facilities; and

•                  Approximately 250 employees including those in research and development (“R&D”), manufacturing, and commercial operations with a specialty salesforce in the U.S. and select European countries.

Acquisition of Adapt

On October 15, 2018, Emergent completed the acquisition of Adapt and its NARCAN® (naloxone HCl) Nasal Spray (“NARCAN”) marketed product, the first and only needle-free formulation of naloxone approved by the FDA and Health Canada, for the emergency treatment of known or suspected opioid overdose as manifested by respiratory and/or central nervous system depression.

As part of the acquisition of Adapt, Emergent acquired the following:

•                  NARCAN marketed product;

•                  A development pipeline of new treatment and delivery options to address opioid overdose; and

•                  Approximately 50 employees, located in the U.S., Canada, and Ireland, including those responsible for supply chain management, research and development, government affairs, and commercial operations.

Emergent paid $581.5 million in cash at the closing (inclusive of closing adjustments) and issued 733,309 shares of Common Stock at $60.44 per share (an aggregate total of $44.3 million, inclusive of adjustments). The $44.3 million share value of the shares issued has been adjusted to a fair value of $37.7 million due to a 2-year share lock-up agreement between Emergent and the Adapt shareholders. The remaining consideration payable for the acquisition consists of up to $100 million in cash based on the achievement of certain sales milestones through 2022. Emergent funded the cash portion of the payments made at closing using a combination of cash-on-hand and borrowings under its amended and restated senior secured credit agreement as described in Note 5. Long-term debt below.

2.  Basis of presentation

The unaudited pro forma condensed combined financial statements have been compiled from underlying financial statements of Emergent prepared in accordance with U.S. GAAP and reflects the effects of the acquisitions, prepared using the acquisition method of accounting under existing U.S. GAAP standards.

These transactions will be accounted for by Emergent under the acquisition method of accounting, with Emergent as the acquirer. Under the acquisition method of accounting, the assets and liabilities of PaxVax and Adapt will be recorded as of the acquisition date, at their respective fair values, and combined with those of Emergent. The reported combined financial condition and results of operations of Emergent after completion of the acquisition will reflect these fair values.

The process for estimating the fair values of identifiable intangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated fair value of identifiable assets and liabilities of PaxVax and Adapt as of the effective date of the acquisitions will be allocated to goodwill. Fair value is defined, in accordance with U.S. GAAP, as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The preliminary purchase price allocations are subject to finalizing Emergent’s analysis of the fair value of PaxVax’s and Adapt’s assets and liabilities as of the effective dates of the acquisitions and will be adjusted upon completion of the valuations. The use of different estimates could yield materially different results.

These preliminary amounts were determined based upon certain valuations and studies that have yet to be finalized, and accordingly, the assets acquired and liabilities assumed are subject to adjustment once the detailed analyses are completed. These adjustments may be material.

The unaudited pro forma condensed combined balance sheet excludes the tax impacts associated with the assets acquired and liabilities assumed from the acquisitions of PaxVax and Adapt as Emergent has not completed a preliminary assessment of the tax attributes and as such does not have sufficient data to support adjustments as of the date of this filing. Once the tax impacts for the acquisitions have been completed, there could be a material change to the tax asset and liability balances which would cause a corresponding adjustment to goodwill.

The unaudited pro forma condensed combined financial statements are not intended to reflect the financial position or results of operations which would have actually resulted had the acquisition been effected on the dates indicated. Further, the results of operations are not necessarily indicative of the results of operations that may be obtained in the future.

3.  Summary of significant accounting policies

The unaudited pro forma condensed combined financial statements have been compiled consistent with Emergent’s accounting policies. These accounting policies differ from Adapt’s accounting policies, which were prepared in accordance with IFRS.

On January 1, 2018, Emergent adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”) utilizing the modified-retrospective method. Emergent has performed a preliminary analysis of the revenue generating contracts from both PaxVax and Adapt and have determined there are no material differences in revenue recognition for the six months ended June 30, 2018.

4.  Estimated purchase price

Acquisition of PaxVax

The accompanying unaudited pro forma condensed combined financial statements for PaxVax reflect an estimated purchase price of $270.4 million in cash.

For purposes of this pro forma analysis, the estimated purchase price for PaxVax has been allocated based on a preliminary estimate of the fair value of assets acquired and liabilities assumed.

(in millions)	June 30, 2018

Estimated fair value of tangible assets acquired and liabilities assumed:
Acquired tangible assets	$86.8
Assumed tangible liabilities	(31.4)
Total estimated fair value of tangible assets acquired and liabilities assumed	55.4

Identified intangible assets	138.4
Goodwill	76.6
Total preliminary estimated purchase price	$270.4

Acquisition of Adapt

The accompanying unaudited pro forma condensed combined financial statements for Adapt reflect an estimated purchase price as follows:

(in millions)	June 30, 2018
Amount of cash paid to Adapt shareholders	$581.5
Value of Emergent common stock shares issued	37.7
Fair value of contingent purchase consideration	48.0
Total estimated purchase price	$667.2

For purposes of this pro forma analysis, the estimated purchase price for Adapt has been allocated based on a preliminary estimate of the fair value of assets acquired and liabilities assumed.

(in millions)	June 30, 2018

Estimated fair value of tangible assets acquired and liabilities assumed:
Acquired tangible assets	$61.0
Assumed tangible liabilities	(84.1)
Total estimated fair value of tangible assets acquired and liabilities assumed	(23.1)

Identified intangible assets	577.0
Goodwill	113.8
Total preliminary estimated purchase price	$667.2

5. Long-term debt

On September 29, 2017, Emergent entered into a senior secured credit agreement (the “2017 Credit Agreement”) with four lending financial institutions. The 2017 Credit Agreement provided for a senior secured credit facility of up to $200 million through September 29, 2022. On October 4, 2018, Emergent drew down $100 million under the 2017 Credit Agreement to pay for a portion of the purchase of PaxVax.

On October 15, 2018, Emergent entered into an Amended and Restated Credit Agreement, dated as of October 15, 2018 (the “Amended Credit Agreement”), which amended and restated Emergent’s 2017 Credit Agreement, dated as of September 29, 2017.

The Amended Credit Agreement (i) increased the revolving credit facility (the “Revolving Credit Facility”) from $200 million to $600 million, (ii) extended the maturity of the Revolving Credit Facility from September 29, 2022 to October 13, 2023, (iii) provided for a term loan in the original principal amount of $450 million (the “Term Loan Facility”, and together with the Revolving Credit Facility, the “Senior Secured Credit Facility”), (iv) added several additional lenders, (v) amended the applicable margin such that borrowings with respect to the Revolving Credit Facility will bear interest, (vi) amended the provision relating to incremental credit facilities such that Emergent may request one or more incremental term loan facilities, or one or more increases in the commitments under the Revolving Credit Facility (each an “Incremental Loan”), in any amount if, on a pro forma basis, Emergent’s consolidated secured net leverage ratio does not exceed 2.50 to 1.00 after such incurrence, plus $200 million and (vii) amended the maximum consolidated net leverage ratio financial covenant from 3.50 to 1.0 (subject to 0.50% step up in connection with material acquisitions) to the maximum consolidated net leverage ratio.

Prior to entering into the Amended Credit Agreement, the outstanding principal balance under the 2017 Credit Facility was $100 million. On October 15, 2018, Emergent borrowed an additional $218 million, bringing the total borrowings under the Revolving Credit Facility to $318 million and the full $450 million under the Term Loan Facility. Such borrowings were used to finance a portion of the consideration for the Adapt acquisition and related fees, costs and expenses and the remainder will be used for general corporate purposes.

6.  Pro forma adjustments

PaxVax Adjustments

Adjustments included in the column under the heading “PaxVax Pro Forma Adjustments” are primarily based on the preliminary estimated purchase price valuation and certain adjustments to conform PaxVax’s historical amounts to Emergent’s financial statements presentation. For purposes of these unaudited pro forma condensed combined financial statements, unless as described below the book value of a majority of the tangible assets and liabilities acquired approximates fair value. Further analysis will be performed to confirm these estimates or make adjustments in the final purchase price allocation, as necessary.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 include adjustments and reclassifications summarized below:

a.              Represents the removal of PaxVax’s cash balance of $8.6 million as this asset was not included in the acquisition and payment of $270.4 million to acquire PaxVax.

b.              Reflects the fair value adjustment to step-up inventory to estimated selling price.

c.               Reflects the fair value adjustment to increase the basis in the acquired property, plant and equipment to its fair value.

d.              Elimination of PaxVax’s restricted cash as this asset was not included in the acquisition.

e.               Reflects the fair value of the indefinite-lived intangible assets acquired to be used in research and development activities.

f.                Adjustments to intangible assets, net:

•                  Reversal of $2.9 million of intangible assets recorded on PaxVax’s historical balance sheet; and

•                  Fair value adjustment of the intangible assets recorded in purchase accounting. The preliminary identified intangible assets, amortization periods and amortization expense are as follows:

			Pro Forma	Pro Forma
		Amortization	Amortization Expense	Amortization Expense
		Period	for the Year	for the Six Months
($ in millions)	Amount	in years	Ended December 31, 2017	Ended June 30, 2018

Vivotif	$92.0	18	$5.1	$2.6
Vaxchora	37.0	21	1.8	0.9
Partnership relationship	0.4	13	—	—
Total identified intangible assets	$129.4		$6.9	$3.5

The weighted average amortization period for the finite lived identified intangible assets is approximately 19 years.

g.               Adjustment to goodwill representing the estimated purchase price paid in the acquisition in excess of the fair value of the tangible and intangible assets acquired and liabilities assumed.

h.              Reclassify accrued compensation related liabilities to conform with Emergent’s balance sheet presentation.

i.                  Elimination of PaxVax’s convertible unsecured loans and related party convertible notes payable not included in transaction.

j.                 Elimination of PaxVax’s contributed capital and other comprehensive loss.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 includes adjustments and reclassifications summarized below:

k.              To record the inclusion of $3.5 million of amortization expense during the period for intangible assets recorded in purchase accounting.

l.                  Reversal of amortization expense of $0.1 million recorded by PaxVax during the period for intangible assets; reversal of PaxVax’s historical stock compensation expense of $0.2 million and inclusion of $0.5 million adjustment for expected stock-based compensation expense under Emergent’s 2006 Stock Incentive Plan.

m.          Elimination of fair value adjustments associated with PaxVax’s convertible unsecured debt which was not included in the acquisition.

n.              Tax effect of the above six month ended June 30, 2018 PaxVax pro forma adjustments at the U.S. federal statutory rate of 21%.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 includes adjustments and reclassifications summarized below:

o.              To record the inclusion of $6.9 million of amortization expense during the period for intangible assets recorded in purchase accounting.

p.              Reversal of amortization expense of $0.2 million recorded by PaxVax during the period for intangible assets; reversal of PaxVax’s historical stock compensation expense of $0.4 million and inclusion of $1.1 million adjustment for expected stock-based compensation expense under Emergent’s 2006 Stock Incentive Plan.

q.              Elimination of fair value adjustments associated with PaxVax’s convertible unsecured debt and the gain on the extinguishment of royalty obligation; which were not included in the acquisition.

r.                 Elimination of PaxVax’s amortization expense of $0.7 million related to premiums on investment securities.

s.                Tax effect of the above year ended December 31, 2017 PaxVax pro forma adjustments at the U.S. federal statutory rate of 35%.

Adapt Adjustments

Adjustments included in the column under the heading “Adapt Pro Forma Adjustments” are primarily based on the preliminary estimated purchase price valuation and certain adjustments to conform Adapt’s historical amounts to Emergent’s financial statements presentation. For purposes of these unaudited pro forma condensed combined financial statements, unless as described below the book value of a majority of the tangible assets and liabilities acquired approximates fair value. Further analysis will be performed to confirm these estimates or make adjustments in the final purchase price allocation, as necessary.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 include adjustments and reclassifications summarized below:

t.                 Represents the removal of Adapt’s cash balance of $82.8 million as this asset was not included in the acquisition and payment of $581.5 million to acquire Adapt.

u.              Reclassify prepayments and VAT receivables to conform with Emergent’s balance sheet presentation.

v.              Reflects the fair value adjustment to step-up inventory to estimated selling price.

w.            Reflects the fair value of the indefinite-lived intangible asset acquired to be used in research and development activities.

x.              Adjustments to finite lived intangible assets, net:

•                  Reversal of $42.9 million of intangible assets recorded on Adapt’s historical balance sheet; and

•                  Fair value adjustment of the intangible asset recorded in purchase accounting. The preliminary identified intangible assets, amortization periods and amortization expense are as follows:

			Pro Forma	Pro Forma
		Amortization	Amortization Expense	Amortization Expense
		Period	for the Year	for the Six Months
($ in millions)	Amount	in years	Ended December 31, 2017	Ended June 30, 2018

NARCAN	$533.0	13	$41.0	$20.5

y.              Adjustment to goodwill representing the estimated purchase price paid in the acquisition in excess of the fair value of the tangible and intangible assets acquired and liabilities assumed.

z.               Adjustment to reflect an estimated $6.0 million long-term contract receivable. In addition, the adjustment reflects the removal of $3.9 million in capacity expansion payments to a third-party as they were subsumed by the NARCAN intangible asset.

aa.       Reclassify accrued sales rebates and returns, milestone payments, royalties and other current accrued liabilities to conform with Emergent’s balance sheet presentation.

bb.       Represents $24.2 liability to Indivior associated with the sale of Adapt to Emergent pursuant to a license agreement.

cc.         Reflects the preliminary fair value of consideration payable to Adapt shareholders of up to $100 million in cash based on the achievement of certain sales milestones through 2022 and the fair value of a contingent liability to Adapt shareholders.

dd.       Represents the preliminary fair value of sales-based milestones of $15.0 million and a $7.0 million liability associated with increased manufacturing capacity.

ee.         Elimination of Adapt’s share capital, share premium and share based payment reserve along with the inclusion of $37.7 million for the 733,309 shares issued to Adapt shareholders as part of the acquisition.

ff.           Elimination of Adapt’s retained earnings.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 includes adjustments and reclassifications summarized below:

gg.         Reversal of amortization expense of $2.8 million recorded by Adapt and the inclusion of $20.5 million of amortization expense during the period for an intangible asset recorded in purchase accounting.

hh.       Reversal of Adapt’s historical stock compensation expense, under IFRS, of $0.3 million and $0.9 million in transaction cost partially offset by the inclusion of $0.4 million adjustment for expected stock-based compensation expense under Emergent’s 2006 Stock Incentive Plan.

ii.             Tax effect of the above six month ended June 30, 2018 Adapt pro forma adjustments at the U.S federal statutory rate of 21%.

jj.             Reversal of net income attributable to an entity not acquired with the acquisition of Adapt.

kk.       Reversal of discontinued operations from an entity not acquired with the acquisition of Adapt.

ll.               Inclusion of the issuance of 733,309 shares of common stock in conjunction with the acquisition of Adapt.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 includes adjustments and reclassifications summarized below:

mm.Reversal of $0.9 million in revenue from an entity not acquired in the acquisition of Adapt.

nn.       Reversal of $0.3 million in expense from an entity not acquired in the acquisition of Adapt; reversal of amortization expense of $1.7 million recorded by Adapt and the inclusion of $41.0 million of amortization expense during the period for an intangible asset recorded in purchase accounting.

oo.        Reversal of $2.9 million in expense from an entity not acquired in the acquisition of Adapt.

pp.       Reversal of $0.7 million in expense from an entity not acquired in the acquisition of Adapt; reversal of Adapt’s historical stock compensation expense, under IFRS, of $0.4 million and inclusion of $0.8 million adjustment for expected stock compensation expense under Emergent’s 2006 Stock Incentive Plan.

qq.       Reversal of $0.6 million in other income from an entity not acquired in the acquisition of Adapt.

rr.           Tax effect of the above year ended December 31, 2017 Adapt pro forma adjustments at the U.S federal statutory rate of 35%.

ss.           Reversal of net income attributable to an entity not acquired in the acquisition of Adapt.

tt.             Inclusion of the issuance of 733,309 shares of common stock in conjunction with the acquisition of Adapt.

Emergent Adjustments

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 include adjustments summarized below:

uu.       Reflects cash received under the Amended and Restated Credit agreement, net of $13.0 million debt issuance costs.

vv.       Reflects the current portion of the Term Loan Facility along with the long-term portions of the Term Loan Facility and the Revolving Credit Facility, net of debt issuance costs of $13.0 million.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 includes adjustments and reclassifications summarized below:

ww.   Reversal of Emergent’s transaction costs associated with both PaxVax and Adapt of $1.3 million.

xx.       To record interest expense of $15.7 million associated with Emergent’s debt at an assumed interest rate of 4.097% (based on the 1-month LIBOR rate at November 30, 2018 plus 1.75%) and amortization of deferred financing costs of $1.3 million for the six months ended June 30, 2018.

yy.       Tax effect of the above six month ended June 30, 2018 Emergent pro forma adjustments at the U.S federal statutory rate of 21%.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 includes adjustments and reclassifications summarized below:

zz.         To record interest expense of $31.5 million associated with the Emergent’s debt at an assumed interest rate of 4.097% (based on the 1-month LIBOR rate at November 30, 2018 plus 1.75%) and amortization of deferred financing costs of $2.6 million for the year ended December 31, 2017.

aaa. Tax effect of the above year ended December 31, 2017 Emergent pro forma adjustments at the U.S federal statutory rate of 35%.